[OMNI ENERGY SERVICES CORP. LOGO]   NEWS RELEASE                    Nasdaq: OMNI

 4500 NE Evangeline Thwy.Carencro, LA 70520-Phone-337-896-6664-Fax 337-896-6655

FOR IMMEDIATE RELEASE                                                 No. 05-02

FOR MORE INFORMATION CONTACT: G. Darcy Klug, Executive Vice President PHONE:(337) 896-6664

                      OMNI ANNOUNCES BRIDGE LOAN EXTENSION

        Company Also Announces Program to Dispose of Non-Essential Assets

      CARENCRO, LA - JANUARY 27, 2005 - OMNI ENERGY SERVICES CORP. (NASDAQ NM:
OMNI) announced today it has entered into a Forbearance Agreement ("Agreement") to extend the maturity of its $6.5 million bridge loan from January 15, 2005 to March 15, 2005. Under the terms of the Agreement, the Company reduced the remaining outstanding principal balance by $0.5 million and agreed to increase the interest rate to 15% per annum during the extension period.

      The Company also announced that it has completed an assessment of the future capital requirements of its Aviation Division, including a review of future capital requirements in connection with certain strategic transactions currently under consideration. OMNI has concluded that certain of its aviation assets are under utilized, are not essential to the continued realignment of the Aviation Division and no longer meet OMNI's long-term goals and objectives for that division. Accordingly, the Company announced today that it will dispose of certain non-essential aviation assets and use the proceeds to reduce long-term debt. The sale of these assets is expected to be concluded during the second quarter of 2005 and could reduce the Company's outstanding long-term debt by as much as 20%.

      Commenting on the Agreement and the proposed sale of non-essential aviation assets, James C. Eckert, OMNI's Chairman and Chief Executive Officer said, "The extension of the maturity date of the bridge loan provides us the time necessary to complete certain permanent financing agreements currently under negotiation. When completed, funding under these new permanent agreements will be used to restructure our existing long-term debt and provide working capital necessary to complete various strategic transactions. Also, we believe that a program to eliminate debt related to non-essential assets and investing this same capital into our more profitable business segments will translate into improved profitability from all of our business segments and greater value for our shareholders."

      Headquartered in Carencro, LA, OMNI Energy offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and through its aviation division, transportations services to oil and gas companies operating in the shallow, offshore waters of the Gulf of Mexico. The company provides its services through several business divisions: Seismic Drilling, Aviation (including helicopter support), Environmental, Permitting and Seismic Survey. OMNI's services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

      Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with the outcome of litigation in which OMNI is involved OMNI's ability to sell certain non-essential aviation assets on terms favorable to OMNI, if at all, OMNI's ability to obtain financing on terms favorable to OMNI, if at all, OMNI's dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, completion of potential acquisitions on terms favorable to OMNI, and other risks detailed in the Company's filings with the Securities and Exchange Commission.